Exhibit 99.1

November 9, 2009	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FIRST QUARTER FISCAL YEAR 2010 RESULTS
DEFERS CALLING ITS ANNUAL MEETING OF SHAREHOLDERS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the fiscal first quarter ended September 30, 2009. Net sales for the first quarter fiscal 2010 were $7.7 million, a decrease of 14% as compared to $9.0 million for the same period in the prior year. Income from continuing operations increased by 145% to $402,000, or $0.16 per basic and diluted share, versus income from continuing operations of $164,000, or $0.07 per basic and diluted share in the same period of the previous year. Net income increased by 168% to $423,000, or $0.17 per basic and diluted share, for the first quarter of fiscal 2010, versus net income of $158,000, or $0.06 per basic and diluted share, in the same period of the prior year.
“We began fiscal year 2010 by continuing our quarterly improvements in year-over-year operating profitability,” stated President and Chief Executive Officer Dale Nordquist. “Our top line for the current year quarter reflects softness across all of our markets, as well as a $300,000 adverse impact of foreign currency translation of the sales of our UK subsidiary when compared to the prior year quarter. We have no indication of market share loss, but attribute the softness primarily to weakened consumer demand, as well as a tightening of inventory positions for the off season by our major retail partners. Our improved operating efficiencies and customer mix changes have led to improved gross margins for fiscal 2010, offsetting the profit impact of the reduced sales. In addition, cost reduction initiatives, implemented in fiscal 2009, continue to be reflected in our lower comparative operating expenses and improved profitability,” continued Nordquist.
“Our first quarter 2010 also marked an important financial milestone — the final payment on our five-year term loan in the UK, which originated with the purchase of the Rutland Electric Fencing subsidiary in September, 2004. In addition, we further reduced our total bank debt during the quarter and continue to closely manage working capital.”
“As we look ahead to our second quarter — historically the weakest quarter of our seasonally dependent fiscal year — and to the remainder of fiscal 2010, we are encouraged by the improvements in our operating performance over the past several quarters. In addition, recent exchange rates of the British pound sterling to the US dollar are comparable to levels realized during the last three quarters of fiscal year 2009, and if maintained, are no longer expected to significantly impact quarterly sales comparisons year-to-year. However, we remain conscious of the impact we have experienced from the protracted economic downturn and the potential that it may have a continued adverse effect on our business, our retail partners, and the end users of our products. We remain confident in the value of our products and our leadership position in our primary markets, and believe that we are well positioned to emerge from this current down economic cycle an even stronger enterprise,” concluded Nordquist.
Annual Shareholders Meeting
On September 10, 2009, the Company announced that its Board of Directors would explore strategic alternatives to enhance shareholder value and that there can be no assurance that the exploration of strategic alternatives will have any particular result. The Company does not intend to disclose developments with respect to the strategic alternatives process unless and until a specific alternative is approved by the Board of Directors. Accordingly, during this exploration process, the Company has elected to defer calling its annual meeting of shareholders.
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About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.

Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended
(In thousands except per share amounts)	09/30/09	09/30/08
Net sales	$7,704	$8,970
Gross profit	2,897	2,878
Income from operations	732	437
Income before income taxes	626	256
Income from continuing operations	402	164
Gain from sale of discontinued product line, net of tax	21	—
Loss from discontinued operations, net of tax	—	(6)
Net income	$423	$158

Per common and common equivalent share:
Income from continuing operations:
basic	$0.16	$0.07
diluted	$0.16	$0.07
Gain from sale of discontinued product line:
basic	$0.01	—
diluted	$0.01	—
Loss from discontinued operations:
basic	$—	$—
diluted	$—	$—
Net income per share:
basic	$0.17	$0.06
diluted	$0.17	$0.06
Weighted average number of shares outstanding — basic	2,482	2,466
Weighted average number of shares outstanding — diluted	2,499	2,466
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Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	09/30/09	6/30/09
Current Assets
• Cash and cash equivalents	$343	$272
• Accounts receivable, net	4,601	7,256
• Inventories	5,575	4,911
• Other current assets	854	928

Total Current Assets	11,373	13,367
Property, plant and equipment, net	2,786	2,698
Other assets	3,203	3,322

Total Assets	$17,362	$19,387

Current Liabilities
• Accounts payable	$3,330	$3,768
• Accrued liabilities	2,171	2,284
• Income taxes payable	179	198
• Current maturities of long-term debt	265	213

Total Current Liabilities	5,945	6,463

Long-term debt, less current maturities	1	1,840
Other long-term liability	276	271
Deferred income taxes	468	512

Total Liabilities	6,690	9,086

Total Stockholders’ Equity	10,672	10,301

Total Liabilities and Equity	$17,362	$19,387

     This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to the economic downturn and its effect on our business, foreign currency exchange rates of the British pound sterling to US dollar and the impact on quarterly sales comparisons, customers and end users of our products, our products and leadership position, our positioning following the down economic cycle, and the strategic alternatives process, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new and existing products, the timing of customer purchases, our ability to manage costs, and our ability to successfully invest and explore growth opportunities, the actual exchange rates of the British pound sterling to US dollar, and the ability to identify a desirable strategic alternative and implement it, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125